Exhibit 99.1

CTC Media announces receipt of offer for 75% of operating assets and formation of special committee of the board

Moscow, Russia — July 6, 2015 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced developments in connection with its response to the amendment to the Russian law “On Mass Media”, which will impose further restrictions on non-Russian ownership of Russian television companies beginning January 1, 2016.

The Company has received a formal, non-binding offer from UTH Russia, a privately held Russian commercial television broadcasting group, for the purchase of a 75% interest in the Company’s Russian (and Kazakhstan) business operations. The CTC Media Board of Directors has appointed a Special Committee composed of independent directors to review and evaluate this offer, consisting of Werner Klatten (Chairman), Tamjid Basunia and Jean-Pierre Morel.

The Board of Directors and the Special Committee have each reviewed the offer and believe that it is appropriate to seek to negotiate the final terms and definitive documentation in respect of the proposed transaction. The Special Committee has agreed to grant a period of exclusivity to UTH, during which the parties will seek to agree the definitive terms of the transaction. If ultimately recommended by the Special Committee and approved by the Board of Directors, the transaction would be submitted to the Company’s stockholders for approval.

Pursuant to the non-binding offer, UTH would acquire a 75% interest in the Company’s operating businesses, on a cash- and debt-free basis, for $200 million in cash. Following this transaction, the direct and indirect ownership of the group’s operating businesses in Russia would comply with the Russian law requirement that at least 80% of the ultimate beneficial ownership and control of the businesses is held by Russians by the stated deadline of January 1, 2016.

If the transaction is consummated, it is the Board’s intention to return value to the Company’s stockholders, and the Board is exploring the most efficient manner of doing so. Subject to the final terms of the deal, the business’s cash requirements, the transaction expenses incurred and the tax to be paid, the Board currently anticipates that the funds (including cash on hand) that would be available pro rata to the Company’s public stockholders and its largest stockholder would be expected to represent a modest premium to the closing price of the Company’s common stock on the Nasdaq Global Select Market on July 2, 2015. The Company will continue to comply with applicable international economic sanctions with respect to Telcrest Investments Limited, a holder of 25% of the Company’s common stock that is subject to U.S. sanctions.

Werner Klatten, Chairman of the Special Committee: “We are disappointed that the change in Russian law regarding foreign ownership of television companies may require a sale transaction, but we are pleased that the efforts of the Board have resulted in an offer for a potential transaction that would, if successful, allow us to secure value for our public stockholders and our largest stockholder. Although we cannot guarantee that we will be able to conclude this proposed transaction, or when it would be consummated, we believe this offer to be worth progressing further as a means of achieving compliance with the amended Russian Mass Media Law before year end.”

The discussions with UTH are at a relatively early stage and there can be no assurance that the Special Committee will be successful in agreeing definitive documentation with UTH, or that such transaction will ultimately close. The transaction would be subject to customary closing conditions, including clearance from the Russian Federal Anti-monopoly Service.

As previously announced, the Company engaged an international financial advisor in November 2014 that conducted a formal process to identify a potential buyer for the Company or its Russian businesses. No offers were received in that process.

***

About CTC Media, Inc.

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as CTC-Love in Russia and Channel 31 in Kazakhstan, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. Peretz is also available in Belarus and Kyrgyzstan. CTC Media also has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

+7 495 981 0740
ir@ctcmedia.ru

Media Relations

+7 (495) 785 63 47

pr@ctcmedia.ru